Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

OF

ANDEAVOR LOGISTICS LP

This Amended and Restated Certificate of Limited Partnership of Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), dated October 17, 2018, has been duly executed and is filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), and amends and restates the Certificate of Limited Partnership of the Partnership, as amended (the “Certificate”) in its entirety, as hereinafter set forth, which Certificate was originally filed in the office of the Secretary of State of the State of Delaware on December 3, 2010 under the name “Tesoro Logistics LP” and amended by the Certificate of Amendment thereto, dated July 28, 2017, and amended by the Certificate of Amendment thereto, dated October 1, 2018.

The undersigned, being the only general partner of the Partnership, does hereby certify that the Certificate is hereby amended and restated in its entirety as follows:

1.	Name. The Name of the Partnership is “Andeavor Logistics LP”.

2.	Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

New Castle County

The name and address of the registered agent for service of process required to be maintained by Section 17-104 of the Act is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

New Castle County

3.	General Partner. The name and mailing address of the general partner of the Partnership are:

Tesoro Logistics GP, LLC

200 East Hardin Street

Findlay, Ohio 45840

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Limited Partnership of Andeavor Logistics LP on this 17th day of October, 2018.

TESORO LOGISTICS GP, LLC

By:	/s/ Molly R. Benson
Name:	Molly R. Benson
Title:	Authorized Person